EXHIBIT 99.1

Orlando Court Grants Qualcomm Motion Blocking ParkerVision’s

Presentation of Key Evidence in Pending Infringement Trial

JACKSONVILLE, Florida, March 11, 2022 -- ParkerVision, Inc. (OTC:PRKR) today announced that on March 9, 2022, the District Court in Orlando, Florida ruled on one of the outstanding pre-trial motions in the Company’s patent infringement case against Qualcomm (Dkt. 682). The court order, which is sealed “for attorney’s eyes only” grants Qualcomm’s motion to strike (Dkt. 491 in Case no. 6:14-cv-00687 U.S. District Court Middle District of Florida) and excludes opinions of the Company’s experts regarding alleged infringement and validity issues.

Because this order is under seal, the Company does not yet have access to it and litigation counsel is unable to share the specific contents of the order with the Company. Nonetheless, ParkerVision and its litigation counsel disagree with the Court’s order excluding opinions of the Company’s experts related to infringement and validity issues and are evaluating their options. This case has additional outstanding pre-trial motions, including a motion for summary judgment for non-infringement and invalidity filed by Qualcomm (Dkt. 494) and a motion for summary judgment filed by ParkerVision related to IPR estoppel.

ParkerVision CEO Jeffrey Parker commented, “Unfortunately, this order was issued under seal meaning no one outside of counsel can see the content of the actual written order. Likewise, the motion on which this order was based is heavily redacted due to purportedly confidential Qualcomm information. We are working diligently with our litigation counsel to understand the implications of this order and to determine the best course of action moving forward.”

About ParkerVision

ParkerVision, Inc. (OTCQB:PRKR) invents, develops, and licenses cutting edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. For more information, please visit www.parkervision.com.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2020 and Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2021. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy French	Tony Vignieri
Chief Financial Officer	Communications Director
cfrench@parkervision.com	tvignieri@parkervision.com

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